Exhibit 6.73

MISSISSIPPI REALTORS®
Property Professionals · Community Champions

CONTRACT FOR THE SALE AND PURCHASE OF REAL ESTATE

This form is provided as a courtesy to the parties only. It is not required to be used in this transaction and may not fit the needs, goals and purposes of the parties. The Mississippi Association of REALTORS® makes no statement or warranty as to this form, its contents or use, and the parties, by their use of this form, acknowledge said facts and agree that neither the Mississippi Association of REALTORS® nor any member thereof shall be liable to any party or person for its contents or use. If any party to this transaction does not fully understand it, or has any questions, the party should seek advice from a competent legal professional before signing.

1. PARTIES. Buyer Arrived Fund Manager, LLC and/or Assigns
Seller Christopher and Jessica Crutch
Buyer agrees to buy and Seller agrees to sell the herein described property on the terms and conditions set forth herein.

2. PROPERTY. Description: 1802 Millers Cove

_______________ (street address, if available), Nesbit (city), 38651 (zip code) in DeSoto (county) County, MS.

The Property is further described as tax parcel(s)/PPIN # 2087252400016400 , ____________ , ____________ together with any of the following presently located therein, at no additional value: all built-in appliances, installed smart home systems and peripheral devices, ceiling fans, all plumbing and heating and air conditioning equipment including any window units, stationary laundry tubs, water heaters, doors, windows, storm doors and windows, window treatments (e.g., shutters, blinds, shades) and associated hardware, awnings, carpet, bathroom fixtures and mirrors, lighting fixtures and their shades, gas logs, fireplace doors and screens, security system components, smoke detectors, garage door openers, antennae and satellite dishes (including rotor equipment but excluding proprietary components), central vacuum systems/attachments, landscaping, fences, permanently installed pet fences and equipment (including collars), gates, outdoor lighting, swimming pools and equipment, mailboxes, water pump(s) and pressure tanks, permanently installed playground equipment, and permanently installed cooking grills, keys to all doors with keyed locks or deadbolts, and all other personal property items permanently attached in any manner unless specifically excluded herein. Kitchen Refrigerator ☑ will ☐ will not remain with Property, at no additional value.

3. PURCHASE PRICE. Buyer agrees to pay a purchase price of $ 340,000.00 ("Purchase Price") by Federal Reserve wire transfer, Cashier's Check issued by a financial institution as defined in 12 CFR § 229.2(i), or such form as is approved in writing by Seller.

4. EARNEST MONEY. (SELECT ONE):

☐ Buyer has tendered the sum of $ ____________ as Earnest Money to [CHECK ONE] ☐ Listing Broker ☐ Buyer's Broker who shall be fully responsible for said Earnest Money at all times. Responsible Broker shall hold Earnest Money until a binding Contract is entered into OR until such time as negotiations fail to result in a binding Contract, in which case the Earnest Money shall be promptly returned to Buyer. Upon entry of the parties into a binding Contract, said Broker shall deposit the Earnest Money into a federally insured trust account by the close of business of the next banking day following the Effective Date of the Contract, where it shall be held until the transaction is successfully consummated (at Closing) or termination of the transaction.

☐ Buyer has not tendered Earnest Money. Buyer will tender by the end of the next banking day following the Effective Date (as defined in Section 9(D)) of this Contract) a sum of $ ____________ as Earnest Money to [CHECK ONE] ☐ Listing Broker ☐ Buyer's Broker, who shall deposit it into a federally insured trust account by the close of business of the next banking day, where it shall be held until the transaction is successfully consummated (at Closing) or termination of the transaction. Buyer shall hold Seller and all Brokers and Salespersons harmless from all claims for damage arising out of or relating to fraudulent or negligent acts of third parties involved with or handling implementation of electronic transfers of Earnest Money. Buyer's failure to tender said sum by the end of the next banking day following the said Effective Date shall constitute a material breach hereof and terminate the Contract unless Seller agrees in writing to extend the time for Buyer to tender Earnest Money and Buyer thereafter timely tenders said Earnest Money. Failure of Buyer to timely tender Earnest Money by the deadline as extended shall terminate the Contract.

☑ See attached Earnest Money Escrow Agreement/Addendum.

Any Earnest Money delivered to a non-broker licensee shall immediately be delivered to the Broker responsible for the Earnest Money deposit. In the event any Earnest Money check is dishonored by the bank on which it is drawn, Broker shall immediately notify all parties involved. Should the transaction be terminated prior to Closing through no breach of Buyer, Broker shall return the Earnest Money to Buyer when Buyer is rightfully entitled to it, allowing a reasonable time for clearance of any Earnest Money check. Should the transaction be terminated prior to Closing by reason of Buyer's default and the Seller be entitled to the Earnest Money by virtue of Section 10 hereof, Broker shall deliver the Earnest Money to Seller. In the event of uncertainty as to the proper disposition of Earnest Money, Broker shall interplead the funds in the appropriate court. In the event of interpleader, Buyer and Seller consent to (i) the filing of same by Broker; (ii) jurisdiction in the county where the property, or any part of it, lies; (iii) entry of an order discharging Broker upon deposit of the funds into court; and (iv) deduction against or reimbursement to Broker from the money interplead of all costs necessitated by the filing of the interpleader action, including reasonable attorney's fees, service of process fees and court costs.

5. CONTINGENCIES.

(A) Loan. ☐ **Applicable** ☑ **Not Applicable (Check One):**

☐ **New Loan** (check appropriate boxes): ☐ **FHA** ☐ **VA** ☐ **CONV** ☐ **USDA Direct** ☐ **USDA Guaranteed**

☐ **Other:** ____________________

☐ **To Be Determined**

If applicable, Contract is contingent upon Buyer(s) being approved for a new loan of the type indicated above sufficient to close, provided that Buyer(s) make(s) application in proper form within five (5) business days after the Effective Date of the Contract, diligently and timely pursues the same in good faith, executes all documents and furnishes all information required by the lender processing the application, and makes timely payment of all costs of obtaining loan approval. Seller may request, and Buyer agrees to provide, written documentation from the lender confirming timely application. Failure of the Buyer(s) to make timely application for the type of loan specified or to provide written documentation when requested shall entitle Seller(s), at Seller's(s') option, to (a) excuse the failure in writing and proceed with the transaction, in which case this contingency remains in force; OR (b) give written Notice of intent to terminate contract if Buyer(s) does/do not make timely application within five (5) business days from the date of Notice, in which case Seller(s) may terminate Contract and receive any Earnest Money if Buyer(s) fail(s) to make timely application by close of business on the fifth (5th) business day; OR (c) terminate the Contract and receive any Earnest Money and seek any other remedies available under Section 10 hereof. Should Buyer(s) not receive approval of a loan of the type indicated above, not elect to terminate (and receive refund of Earnest Money) and elect to seek financing of a different type, Seller(s), at Seller's(s') option, may (a) consent in writing to the new loan type and proceed with the transaction, in which case this contingency remains in force; OR (b) consent in writing to the new loan type on the condition that Buyer(s) agree(s) to waive this loan contingency and any Earnest Money deposit becomes non-refundable; OR (c) terminate the Contract and receive any Earnest Money.

(B) No Waste. This Contract is conditioned upon delivery of the Property and any and all improvements in their present condition, reasonable wear and tear excepted. Seller shall preserve the Property in its present general condition, normal wear and tear excepted, and shall not permit the Property to suffer waste avoidable by the reasonable exercise of due care. Any material change to the Property shall be disclosed in accordance with the Real Estate Brokers License Law of 1954, as amended, allowing for termination of the offer as prescribed by law (see Miss. Code Ann., Sec. 89-1-503).

(C) Appraisal. ☐ **Applicable** ☑ **Not Applicable (Check One):**

If applicable, Property must appraise at or above Purchase Price or Buyer shall not be obligated to complete the purchase of the Property and all Earnest Money shall be refunded to Buyer, except when Buyer has failed to secure a timely appraisal in good faith. Failure of Buyer to make good faith efforts to secure a timely appraisal shall constitute a Breach of this Contract.

(D) Warranty And Inspections. (Select One):

☐ **Sale Without Warranty; No Home Inspection.** Buyer has inspected the Property and finds same to be in satisfactory condition and DOES NOT wish to secure inspections. Buyer accepts the Property in its condition as of the Effective Date of this Contract, and acknowledges that neither Seller nor Listing Broker nor Buyer's Broker or salespersons associated with this transaction have made any warranty, express, implied, or otherwise, as to the Property, except such express warranties as the parties agree to in writing, which shall survive Closing.

☑ **Inspections.** Contract is contingent upon satisfactory inspections conducted by Buyer, at Buyer's expense, for the purpose of evaluating structural and non-cosmetic elements (roof, plumbing, heating, air conditioning, electrical, appliances, pools, spas, treatment systems, irrigation systems or other systems) to determine that they are in proper working order, subject to the provisions of this section. Buyer shall have ten (10) business days from the Effective Date of this Contract (or, in cases of new construction, the date Seller notifies Buyer in writing that a certificate of occupancy has been issued and all metered utilities are turned on) to conduct inspections using Mississippi licensed home inspectors and/or bona fide, qualified contractors **and** make their election as to how to proceed as set forth in this paragraph. Buyer's inspector(s) shall have the right to enter the Property at reasonable hours with twenty-four (24) hours prior notice. On designated inspection date(s), Seller shall provide unlimited access to the Property, and shall see that all metered utilities are on. Should Seller fail to have metered utilities on, Seller shall be responsible to Buyer for foreseeable loss or expense resulting from failed inspections. Within said ten (10) business days, Buyer, at Buyer's option, may:

(a) ***terminate*** this Contract and receive a refund of Buyer's earnest money on the basis of an unsatisfactory inspection as to an identified material structural or material non-cosmetic defect not previously disclosed in a Property Condition Disclosure Statement or other pre-inspection written disclosure; OR

(b) ***waive*** this inspection contingency and proceed to Closing; OR

(c) ***submit a list of repairs*** to Seller accompanied by relevant portions of any inspection report(s) from Mississippi licensed home inspectors and/or bona fide, qualified contractors. Buyer and Seller shall then have 3 business days to negotiate and agree

in writing how listed items shall be handled (to become an amendment to this Contract) or this Contract shall terminate and Buyer's earnest money shall be returned; failure to timely comply in all respects with the requirements set forth herein shall constitute a waiver of Buyer's right to proceed under this subsection (c) and the parties shall proceed to Closing. Should Buyer proceed under this option (c), the underlying Contract is in full force and effect for the number of business days set forth in L. 100. Seller's rejection of any repairs requested by Buyer does not terminate the Contract; Buyer and Seller shall have until the expiration of the time period in L. 100 to negotiate repairs. Buyer(s) reserve(s) the right to exercise options (a) or (b) at any time during the time period set forth in L. 100 if activated by Buyer's)(s') proper compliance with subsection (c).

(E) Final Walk-Through Inspection. Irrespective of the election made above, Buyer retains the right to perform a Final Walk-Through Inspection of the Property prior to Closing to verify the terms of the Contract have been fulfilled and to confirm that any Seller repairs or Seller's removal of personal property is complete and has not damaged the Property. **Seller shall provide unlimited access to the Property, and shall see that all utilities are on for Final Walk-Through Inspection and continuing through the time of Closing,** except as otherwise agreed in writing. As of the date of the Final Walk-Through Inspection, all electrical, plumbing and HVAC systems shall be in good working order.

(F) Wood Destroying Insect Report; Release. (Check One): ☑ Not applicable ☐ Buyer(s) ☐ Seller(s) shall, at their expense, furnish to the other party an approved FHA/VA Wood Destroying Insect Inspection Report and/or a Mississippi Official Wood Destroying Insect Report (collectively "WDIR") from a licensed, bonded termite company indicating that Property shows no evidence of termite or other wood-destroying insect infestation. The WDIR shall be dated within thirty (30) calendar days of Closing and shall be delivered to the other party not less than ten (10) calendar days prior to Closing. If infestation or damage is discovered, Seller(s) shall amend the Property Condition Disclosure Statement ("PCDS") as appropriate, and, per 89-1-503 of the Mississippi Code of 1972, Buyer(s) shall have three (3) calendar days after delivery in person or five (5) calendar days after delivery by deposit in the mail of any material amendment of the PCDS to terminate this Contract by delivery of a written notice of termination to the Seller(s) or Seller's(s') agent (Listing Broker or Agent), and have their Earnest Money refunded. Buyer(s) and Seller(s) acknowledge that Listing and Buyer's(s') Brokerages and agents make no representations concerning wood destroying insects or the condition of the Property, and any damage found, either before or after Closing or after termination of this Contract shall not be the responsibility of said Brokerages. **By signing this Contract, Buyer(s) and Seller(s) agree to hold the Brokerages and their agents harmless from all claims for damages arising out of or relating to wood destroying insects or the WDIR.** FHA and VA require treatment and may require additional inspections when any active infestation of subterranean termites is found and/or treatment in a previously treated structure showing evidence of subterranean termites but no activity if there is no documentation of a liquid treatment by a licensed pest control company within the previous five years unless the structure is presently under warranty or covered by a service agreement with a licensed pest control company. In the case of a VA loan, the WDIR is deemed a non-allowable expense under VA regulations and may not be paid by Buyer(s); Seller(s) agrees to pay at Closing the cost of such report on behalf of a VA Buyer(s). If a HUD New Construction Subterranean Termite Service Record, or similar form, is required, Seller(s) agree(s) to complete and submit same.

(G) Pre-Closing Loss. In the event of damage to the Property or improvements before Closing by virtue of causes beyond the parties' control, such as fire, flood, war, acts of God or other causes, Seller(s) shall, within three (3) calendar days of a loss or as soon thereafter as reasonably possible, notify Buyer(s) in writing of said damage, at which time Buyer(s) may, <u>at Buyer's option</u>:

(1) cancel this contract and be entitled to the return of earnest money deposits; <u>OR</u>

(2) waive any objection and proceed to Closing on the terms set forth in this Contract; <u>OR</u>

(3) seek to reach suitable agreement with Seller(s) as to repair(s), extension of the Closing date and/or other adjustments to the Contract as may be agreed upon by the parties. Failure of the parties to reach a suitable agreement within five (5) calendar days after election by Buyer(s) to proceed under this option (3) shall automatically and without further notice cancel this Contract and entitle Buyer(s) to the return of earnest money deposits.

6. CLOSING.

(A) Deadline to Close. Closing (evidenced by delivery of deed and payment of Purchase Price) shall take place no later than 11:59 p.m. (CST) on the __6__ day of __May__, __2026__ (the "Closing Date") or on such earlier date as agreed to by the parties in writing.

(B) Title And Conveyance. At Closing, Seller shall execute a(n): ☑ **General Warranty Deed** ☐ **Special Warranty Deed** ☐ **Assignment of Lease** ☐ **Quitclaim Deed** vesting title to the Property in (write names clearly):

To be determined prior to closing ;

Seller, at Seller's expense, shall, prior to or at Closing, satisfy and pay all loans and/or liens affecting the Property and all costs associated therewith and delinquent and unpaid assessments of any homeowner or condominium association (if applicable) for prior years. Title shall be good, marketable and insurable, subject only to the following items recorded in the Chancery Clerk's Office(s)

wherein Property is located: easements without encroachments, applicable zoning ordinances, protective covenants and prior mineral reservations; otherwise Buyer(s), at their option, may (A) if defects cannot be cured by designated Closing Date, terminate this Contract and receive a refund of their Earnest Money; (B) seek suitable amendment of this Contract whereby Seller(s) may cure such defects at Seller's(s') expense and, if no agreement is reached, terminate this Contract and receive a refund of their Earnest Money; or (C) accept title as is and proceed to Closing. Should Buyer(s) incur any expense confirming title which is revealed to be deficient and incurable prior to Closing, Seller(s) shall reimburse Buyer(s) for the cost of any title examination and/or title commitment and any other relief under Section 10 of this Contract.

(C) Proration. All taxes, rents, utility and other assessments and appropriate condominium or Property Owner's Association fees are to be prorated as of the Closing Date for the year of the sale. ☑ [CHECK IF APPLICABLE] Any unused propane shall be determined as of Closing, the cost thereof paid current, and prorated between Buyer and Seller as of the Closing Date.

(D) ☐ [CHECK IF APPLICABLE] **Seller Contribution at Closing.** At Closing, Seller will pay up to $________________ to offset total Closing expenses. Seller's contribution does not include any prorated items, charges or fees payable by Seller under any other provision of this agreement or under any separate agreement.

(E) Possession. Possession shall be delivered to Buyer **(Check One):**

☑ Upon completion of Closing and full funding

☐ By separate **Pre- or Post-Closing Possession Addendum/Amendment** attached and made a part of this Contract

7. DISCLOSURES.

(A) Multiple Listing Service ("MLS"). The parties authorize disclosure of sales data to the MLS Multiple Listing Service.

(B) Property Condition Disclosure.

(Select One):

☐ Buyer acknowledges receipt of a Property Condition Disclosure Statement.

OR

☑ Buyer has not received a Property Condition Disclosure Statement ("PCDS"). Buyer has requested and Seller shall deliver a properly completed PCDS within three (3) business days of the Effective Date of this Contract. Seller's failure to deliver a properly completed PCDS within said time shall entitle Buyer, at Buyer's option, to (a) terminate this Contract and receive a refund of Buyer's earnest money; OR (b) waive receipt of a PCDS and proceed to Closing. Per Section 89-1-503 of the Mississippi Code of 1972, Buyer shall have three (3) days after delivery of the PCDS or any material amendment to the PCDS in person or five (5) days after delivery by deposit in the mail to terminate his or her offer by delivery of a written notice of termination to the transferor (seller) or the transferor's agent (Listing Broker or salesperson) and have their earnest money refunded.

(C) Equal Housing Opportunity. In accordance with the Fair Housing Act, this Property has been marketed and is being sold without reference to race, color, national origin, religion, sex (including gender identity and sexual orientation), familial status or disability.

(D) Lead-Based Paint Disclosure. Every Buyer of any interest in residential property on which a residential dwelling was **built** prior to 1978 is notified that such subject property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The Seller of any interest in residential real property is required to provide the Buyer with any information on lead-based paint hazards from risk assessments or inspections in the Seller's possession and notify the Buyer of any unknown lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

(E) Wire Fraud Warning; Release. Buyers and Sellers of real property are targets in scams regarding electronic transfers of money (i.e., wire transfers, direct deposits, electronic checks, etc.). NEVER transfer funds associated with this transaction based upon electronic communications (such as email) that have not been **verbally confirmed** by you to be valid (from a person you know and trust) and accurate. Email scammers can disguise emails, text messages and social media messages to appear to be from your real estate agent, title companies, attorneys, your bank or other parties. Do not trust any communication you receive concerning transfer of funds without taking steps to verify that these funds are, in fact, going to the proper recipient. Do not use telephone numbers or email addresses in electronic communications you receive; they may be fraudulent and part of a scam. VERIFY telephone numbers, contact people and wiring instructions BEFORE you respond. Fraudulent communications or acts should be reported immediately to the FBI and law enforcement authorities, and should be done so immediately if funds are lost. **By signing this Contract, Buyer and Seller acknowledge receipt of this notice and agree to hold the brokerages and their agents harmless from all claims for damages arising out of or relating to inaccurate transfer instructions, fraudulent taking of such funds, and any and all other damages relating to conduct of third parties influencing or handling implementation of wire transfers.**

(F) Audio & Video; Photography. Owners, Sellers, Invitees and Buyers of real property using audio and/or video surveillance or remote monitoring devices or devices capable of photography, videography or videotelephony are solely responsible for compliance with applicable state, local and federal laws concerning use of such devices including, but not limited to, cameras, phones, security systems, monitors or other devices capable of making or transmitting audio and/or video recordings and/or photographs. Audio or video recordings or photographs may be illegal under state, local and/or federal laws, depending on the circumstances. Sellers and Buyers are urged to consult legal counsel concerning applicable laws and take steps to protect against practices violative of rights of persons owning, inhabiting, utilizing, viewing or visiting the property. **By signing this contract, Buyer and Seller acknowledge receipt of this notice and agree to hold the brokerages and their agents harmless from all claims (excepting only claims under the exclusive jurisdiction of the Mississippi Real Estate Commission under license law or claims under the National Association of REALTORS® Code of Ethics and Arbitration Manual) or damages arising out of use of video and audio surveillance systems or photography, videography or videotelephony.**

8. BROKERS AND SALESPERSONS.

(A) The Brokers and Salespersons involved in the transaction associated with this Contract are as follows:

Buyer's Brokerage Firm: Flynn Realty — Buyer's Agent: Susanne Flynn
Buyer's Brokerage Firm Address: 1057 Avery Trace Cir, Hendersonville, TN 37075
Buyer's Brokerage Firm License No.: 151447-0 — Buyer's Agent License No.: 123999-0
Buyer's Brokerage Firm Phone: [redacted] — Buyer's Agent Phone: [redacted]
Buyer's Agent Email: [redacted]

Listing Brokerage Firm: Keller Williams Realty - MS — Listing Agent: Brennan Bynum
Listing Brokerage Firm Address:
Listing Brokerage Firm License No.: — Listing Agent License No.:
Listing Brokerage Firm Phone: — Listing Agent Phone:
Listing Agent Email: [redacted]

(B) Agency Relationship. (Check One):

☐ The Listing Brokerage and its salespersons represent the Seller(s) as their Client(s). The Buyer(s) is/are unrepresented and is/are the customer(s).

☑ The Listing Brokerage and its salespersons represent the Seller(s). The Buyer's Brokerage and its salespersons represent the Buyer(s).

☐ The Listing Brokerage and its salespersons represent both Seller(s) and Buyer(s) as dual agents by mutual agreement and all parties have signed and understand the Dual Agency Confirmation form provided to them by the Listing Brokerage.

☐ The Buyer's Brokerage and its salespersons represent the Buyer(s). The Seller(s) is/are unrepresented and is/are the customer(s).

(C) Compensation.

(a) Seller(s) and Buyer(s) acknowledge that fees paid to Brokerages are not set by law, are fully negotiable, and offers of compensation, if made, are not blanket, unconditional or unilateral. The parties authorize delivery of a copy of this Agreement to Closing agent. The parties authorize and instruct Closing agent to disburse any payments due to Brokerages directly out of sale proceeds.

(b) Buyer's Brokerage Compensation. (CHECK ONE):

☐ There is no Buyer's Brokerage Compensation.
☐ Buyer(s) shall pay all Buyer's Brokerage Compensation by separate agreement.
☑ Seller and/or Listing Brokerage shall offset Buyer's obligation to pay Buyer's Brokerage by paying the following **(CHOOSE ALL THAT APPLY)**:

Paid upon Closing by Seller(s):
☑ 3% of Gross Sales Price
☐ $

Paid upon Closing by the Listing Brokerage from compensation received from Seller(s) under separate agreement:
☐ % of Gross Sales Price
☐ $

Buyer(s) warrant(s) that the total Compensation paid to Buyer's Brokerage from all sources does not exceed that authorized by Buyer's(s') agreement with Buyer's Brokerage.

(D) No Reliance; Release. Seller and Buyer acknowledge that neither them, nor their agents, have relied upon any statement, representation or omission made or documentation provided by the Brokers, salesperson(s), or their representatives, relating to any aspect of this transaction, the Property or otherwise including, but not limited to, terms or conditions of sale, tax or legal considerations, liability, size, square footage or condition of the Property, presence or lack thereof of urea formaldehyde foam insulation (UFFI), presence or lack thereof of exterior insulation finish systems (EIFS), previous or present flooding, flood zones, flood insurance, history of title or use, effect of or location within Mississippi State Tidelands or Federal wetlands, presence or absence of mold or other toxic substances, presence or lack of expansive soils, presence or absence or enforceability of acceleration clauses or tax or balloon notes, names or recommendations concerning vendors of any sort whatsoever or validity or accuracy of any reports rendered thereby. **By signing this Contract, Buyer and Seller acknowledge receipt of this disclosure and agree to hold the brokerages and their agents harmless from all claims for damages arising out of or relating to any representations in this section.**

(E) Liability. Broker's liability to Buyer and Seller in this transaction shall not exceed the amount it has received as compensation.

9. GENERAL.

(A) Agreement Complete. This Contract incorporates all prior agreements between the parties, contains the entire and final agreement of the parties and cannot be changed except by their written mutual consent. Neither party shall be bound by any terms, conditions, oral statements, warranties or representations not herein contained.

(B) Read And Understood. Each party acknowledges and hereby affirms that it has read and understands this Contract.

(C) Assignment. This Contract shall not be assignable by either party without consent of the other party.

(D) Effective Date. For purposes of this Contract the Effective Date is the date the last necessary party signs and delivers a copy thereof to the other party or their agent.

(E) Survival Of Contract. All express representations, warranties and covenants shall survive termination of the Contract or Closing unless specified to the contrary. All other contractual obligations shall terminate at Closing.

(F) Time Is of the Essence; Business Day Defined. Time is of the essence as to all time periods and deadlines stated in this Contract, and delay in performance is not excused unless expressly excused in writing signed by all parties. The foregoing or any other provision in this Contract notwithstanding, any unavoidable delay necessitated by applicable law or regulations shall extend any affected deadline by no more than the actual number of days of delay necessitated by such law or regulation. For purposes of this Contract, "business day" means any day that is not a Saturday, Sunday or legal holiday, commencing at 12:01 a.m. and ending at 11:59 p.m.

(G) NOTICES. Any notices required to be delivered under this Contract shall be hand-delivered to the recipient or recipient's agent or, at sender's option, emailed to an email address below. Emailed notices shall be deemed delivered as of the date transmitted.

Seller's(s') email:
Listing Agent email: [redacted]
Buyer's(s') email: acquisitions@arrived.com
Buyer's(s') Agent email: [redacted]

10. BREACH; ATTORNEY FEES & COSTS. In the event of a default by either party under this Contract, the non-breaching party shall have the right to receive from Broker the Earnest Money paid under Section 4 of this Contract, to be a credit against any other damages, in addition to such other remedies as it may have under applicable law including, but not limited to, specific performance. If it becomes necessary for any party to initiate litigation relating to this Contract, then the non-prevailing party agrees to pay reasonable attorney fees and court costs in connection therewith to the prevailing party.

11. SPECIAL PROVISIONS. (If None, Write "NONE" Below):

1. Commission paid by Sellers to Buyer's agent will be 3%.

2. Contingent on Arrived Addendum attached hereto.

3. All appliances will remain including but not limited to refrigerator, dishwasher, microwave, range.

3. Buyers closing company to issue title.

5. Contract to be assigned to an LLC of buyer's choice at closing.

12. EXPIRATION OF OFFER. This offer expires at 5 o'clock ☐ **AM** ☑ **PM,** Central Standard Time (CST) on 04/07/2026 [date] if not accepted, countered or rejected by Seller, with a copy delivered to Buyer or their agent, by that time.

13. ATTACHMENTS. (Check All That Apply):

☐ Dual Agency Confirmation
☐ Pre-Closing Repair/Improvement Amendment
☐ First Right of Refusal Addendum
☐ Pre-Closing Possession Addendum/Amendment
☐ Post-Closing Possession Addendum/Amendment
☑ Other Arrived Addendum
☐ Lead-Based Paint Disclosure
☐ Option Agreement
☐ Back-Up Contract Addendum
☐ VA/FHA Disclosures (as required)
☐ FHA/VA/HUD Addendum

14. HEADINGS; SINGULAR AND PLURAL SAME: Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this document. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neutral gender include the masculine gender and the feminine gender and vice versa.

15. SIGNATURE BLOCKS.

Signed this the ______ day of ____________________, ______, at ____________ ☐ a.m. ☐ p.m., and a **copy** hereof received:

BUYER Jeff Talbert on behalf of Arrived Fund Manager, LLC And/Or Assigns — dotloop verified 04/06/26 1:50 PM PDT 7HRN-IAM0-GP6K-FWDT BUYER ____________

Phone: ______________________________ Phone: ______________________________

The foregoing offer is **accepted** this the _____ day of ________________, _______, at ________________ ☐ a.m. ☐ p.m., and a **copy** hereof received:

SELLER ____________ SELLER ____________

Phone: ______________________________ Phone: ______________________________

The Seller has **countered** this offer subject to the terms of the attached Counter Offer No. 1 this the ________ day of 4/7/2026 | 14:14 PDT, ______, at ____________ ☐ a.m. ☐ p.m., and a **copy** hereof received:

SELLER Signed by: Christopher Crutch C02A1F4D06494DD... SELLER Signed by: Jessica Crutch 94A0F20D7F3E4C0... 4/7/2026 | 14:15 PDT

The Seller has received a copy of this offer and **rejected** same and make no counter offer this the ________________ day of ________________________, _______, at _______________ ☐ a.m. ☐ p.m., and a **copy** of this rejection has been delivered to Buyer.

SELLER ____________ SELLER ____________

The foregoing offer is **accepted** as a **Back-Up Contract** per the terms of the attached **Back-Up Contract Addendum**, and a copy hereof (with addendum) received this ______ day of ____________________, ________, at ________________ ☐ a.m. ☐ p.m.

SELLER ____________ SELLER ____________

NOTE: Buyer(s) must sign Back-Up Contract Addendum within twenty-four (24) hours of date above or Seller's acceptance of offer is null and void and is deemed rejected.